UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

INDIANA	001-35228	45-2083813
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1650 TYSONS BOULEVARD, SUITE 1700, MCLEAN, VIRGINIA	22102
(Address of principal executive offices)	(Zip code)

SPECIALIZED DISCLOSURE REPORT

EXELIS INC.

(Exact name of the registrant as specified in its charter)

James J. Wallace

Deputy General Counsel and Assistant Secretary

(703) 790-6358

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014

Section 1 -Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report, Exhibit

Conflict Minerals Disclosure

This Specialized Disclosure Report on Form SD (the “Form SD”) of Exelis Inc. (the “Company”) is filed pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2014 to December 31, 2014.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, is hereby incorporated by reference herein, and is publicly available at http://www.exelisinc.com/company/corpresp/CR%20Information/Exelis-Conflict-Minerals.pdf.

Section 2 – Exhibits

Item 2.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report for the reporting period January 1, 2014 to December 31, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

EXELIS INC.

By:	/s/ Kathleen S. Stolar	Date: May 27, 2015

Kathleen S. Stolar

Its	Assistant Secretary

Authorized Officer of the Registrant

Exhibit Index

Exhibit Number	Description

1.01	Conflict Minerals Report for the reporting period January 1, 2014 to December 31, 2014

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